UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2009

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On December 16, 2009, the Board of Directors (the “Board”) of AOL Inc. (the “Company”) approved a restructuring plan related to the Company’s continuing cost reduction initiatives aimed at aligning the Company’s organizational structure and costs with its strategy (the “Restructuring”). The Restructuring was previously announced on November 19, 2009, pursuant to a Current Report on Form 8-K filed by the Company on such date. The Restructuring was conditioned upon the successful completion of the Company’s previously announced spin-off from Time Warner Inc. (the “Spin-off”), as well as the approval of the Company’s Board. The Spin-off was completed on December 9, 2009.

The Restructuring will include the reduction of approximately a third of the Company’s current employee base, which will be conducted on a voluntary and involuntary basis. As of November 19, 2009, the Company employed approximately 7,000 people. As part of the Restructuring, the Company also intends to exit certain of its non-strategic business operations. Implementation of certain components of the Restructuring, including certain elements of the employee reductions and the exit of its non-strategic business operations, is subject to the satisfaction of applicable legal requirements.

The Company expects to incur restructuring charges of up to $200 million, the majority of which is expected to be incurred through the end of 2009, with the remainder expected to be incurred through the first half of 2010. Included in the total restructuring charges are up to $150 million of charges related to employee severance and benefit costs and up to $50 million of charges related to facility closures and other costs. The Company expects substantially all of these charges to result in future cash expenditures.

In connection with the Restructuring described above, the Company also anticipates incurring non-cash asset impairment charges in the fourth quarter of 2009 associated with the exit of certain of its non-strategic business operations described above. At this time, the Company is unable to make a determination of an estimate or range of estimates with respect to the anticipated non-cash impairment charges. As permitted, the Company will file an amendment to this Current Report on Form 8-K within four business days after the Company’s determination of such estimate or range of estimates.

Item 2.06. Material Impairments.

The information set forth under Item 2.05 of this Current Report on Form 8-K regarding the Restructuring is incorporated by reference in response to this Item 2.06.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the plans, objectives, expectations and intentions of the Company with respect to the Restructuring, including the size of the anticipated reductions of the employee base and ongoing annual operating costs, the Company’s ability to exit certain of its non-strategic business operations and the size and timing of the expected charges related to the Restructuring. These statements are based on the current expectations and beliefs of the Company’s management, and are subject to uncertainty and changes in circumstances, including, but not limited to, possible changes in the size and components of the expected charge; and general economic conditions. Actual results may vary materially from those expressed or implied by the statements herein, due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s business and industry. More detailed information about these factors may be found in the section entitled “Risk Factors” in the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this Current Report on Form 8-K, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/S/ ARTHUR MINSON
Name:	Arthur Minson
Title:	Chief Financial Officer

Date: December 22, 2009

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